Exhibit 99.1

The following information is derived from the Unaudited Forecasted Income Statement of GLPI contained in GLPI’s prospectus filed with the Securities and Exchange Commission on October 10, 2013 (the “Prospectus”) and is qualified in its entirety by reference to GLPI’s Unaudited Pro Forma and Forecasted Consolidated Financial Statements contained in the Prospectus, together with the related notes thereto, the introductory language thereto and the assumptions contained therein.  The forecast reflects management’s judgment as of October 3, 2013, the date of the forecast of the expected conditions and management’s expected course of action as described therein. The assumptions disclosed in GLPI’s Unaudited Pro Forma and Forecasted Consolidated Financial Statements are those that management believes are significant to the forecast. There will usually be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

Set forth below is a reconciliation of Adjusted EBITDA (as defined below) to net income as calculated under United States generally accepted accounting principles (“GAAP”) (in thousands):

Twelve Months Ended
October 31, 2014

Net Income	$149,848
Real Estate Depreciation	119,341
Stock Based Compensation Expense	8,039
Interest Expense	132,681
Income Tax Expense	14,624
Dividend Payments on Stock Options	14,651
Adjusted EBITDA	$439,184

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, real estate depreciation and certain other income or expenses is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure for purposes of this Current Report, as management believes that it may be used by certain debt investors as a measure of performance. Adjusted EBITDA is unaudited and should not be construed as an alternative to net income as an indicator of GLPI’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP. GLPI has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. It should also be noted that other companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than GLPI does. A reconciliation of GLPI’s Adjusted EBITDA to net income per GAAP, is included above. The definition of Adjusted EBITDA used in this current report is not the same as similarly entitled measures of cash flow used in GLPI’s debt agreements.